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                                                                  Exhibit 99

               [Engineered Support Systems, Inc. letterhead]





For further information, please contact:
Daniel E. Kreher
314/553-4915


                         ENGINEERED SUPPORT SYSTEMS
               ACQUIRES PROVIDER OF ELECTRONIC TEST EQUIPMENT

         ST. LOUIS, MO., JANUARY 7, 2005 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announced today that it has acquired Prospective Computer Analysts Incorporated (PCA), a Garden City, New York-based designer and provider of proprietary electronic test equipment, software and engineering services to primarily military customers throughout the world. The all-cash deal includes the purchase of the outstanding equity of PCA for $37.6 million, subject to certain post-closing adjustments. The Company funded the transaction with available cash resources. The acquisition of PCA will be immediately accretive to earnings, according to GERALD A. POTTHOFF, VICE CHAIRMAN, CEO AND PRESIDENT of Engineered Support.

Over its nearly 30-year history, PCA has served numerous customers, including every branch of the U.S. military, nearly 20 foreign governments and over 75 commercial enterprises. Leveraging this extensive experience, PCA is able to develop and manufacture electronic test and measurement products that are critical for electronic warfare (EW) and avionics, including automatic test systems, hot mock-up benches, antenna coupler sets, test software, and video-enhanced, computer-based maintenance and training aids. The privately-owned firm expects to post revenues of approximately $17 million for its calendar year ended December 31, 2004.

PCA focuses on providing on-aircraft EW and avionics test equipment that utilize its proprietary design capabilities and technical knowledge to rapidly deliver highly reliable, user-friendly products at competitive prices. PCA's products support a wide range of military aircraft programs including platforms flown by the U.S. military such as the F-15 Eagle, F-16 Falcon, F/A-18 Hornet, A-10 Thunderbolt II, MV-22 Osprey, C-130 Hercules, and F-111 as well as the Harrier (GR-7), Jaguar, Tornado (GR-4), Sea King Helicopter, and Typhoon (Eurofighter) aircraft used by the United Kingdom, Germany, Italy and Spain. While certain of these aircraft are being procured at diminished rates, they are projected to remain a significant component of military aircraft inventory for at least the next 20 years. Additionally, as these aircraft and their avionics systems age, it will be necessary to have precision methods of testing and maintaining them to keep the military forces at their desired level of readiness and operability. Planned future upgrades to the EW and avionics systems on these aircraft will provide PCA new opportunities to upgrade its equipment in the field.

Commenting on the acquisition, Potthoff stated, "PCA brings a wealth of technical expertise in providing proven electronic test equipment that will add greatly to our existing portfolio of defense electronics products. With a sharp focus on electronic testing and measurement equipment for military aircraft, PCA closely complements the existing ATE capabilities of our Systems & Electronics subsidiary based here in St. Louis. Both organizations will work in concert to pursue strategic growth opportunities for defense and related industrial applications both domestically and abroad. PCA's solid reputation for quality products and exemplary technical solutions have garnered it numerous sole-source procurements over the years. We look forward to successfully leveraging its robust design and engineering talents along with its strong customer relationships within our defense electronics business area. We are very pleased to welcome PCA's management and employees, including its founder Ed Wenger, to the ESSI team."

PCA maintains administrative offices and production facilities near key customer locations in California, Florida, Georgia and the United Kingdom.

PCA was represented in this transaction by Wachovia Securities.

To access additional information about PCA, visit its website at www.pcaonline.net.

Engineered Support Systems, Inc. designs, manufactures and supplies integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications. For more information about Engineered Support Systems, Inc., please visit our website at www.engineeredsupport.com.

Certain statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.



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